Exhibit 23.1

Kesselman & Kesselman Certified Public Accountants Trade Tower, 25 Hamered Street Tel Aviv 68125 Israel P.O. Box 452 Tel Aviv 61003 Telephone +972-3-7954555 Facsimile +972-3-7954556

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into this registration statement on Form S-8 of Orbotech Ltd. (the “Company”) of our report dated March 26, 2010 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears on pages F-2 and F-3 of the consolidated financial statements of the Company included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2009 (File No. 000-12790).

/s/ Kesselman & Kesselman
Tel Aviv, Israel	Kesselman & Kesselman
September 2, 2010	Certified Public Accountants (Isr.)

Kesselman & Kesselman is a member of PricewaterhouseCoopers International Limited, a company limited by guarantee registered in England and Wales.